Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE

21-09

Investors - Kip Rupp, CFA	Media – Liz James
Quanta Services, Inc.	Sard Verbinnen & Co
(713) 341-7260	(281) 881-5170

HOLLI LADHANI JOINS QUANTA SERVICES BOARD OF DIRECTORS

Adds Extensive Executive-Level Energy Industry & Financial Experience

HOUSTON – July 14, 2021 – Quanta Services, Inc. (NYSE:PWR) announced today the appointment of Holli C. Ladhani to the company’s Board of Directors. Ms. Ladhani brings extensive energy industry and financial experience to Quanta’s board.

David McClanahan, Quanta Services’ independent Chairman of the Board, commented, “Holli is a seasoned executive with extensive operational and financial experience and possesses broad public company board experience. She will bring valuable insight and perspective to Quanta’s board and the company, and we look forward to working with her.”

Ms. Ladhani previously served as President, Chief Executive Officer and a director of Select Energy Services, Inc., a publicly traded provider of water management and chemical solutions to the energy industry, through January 2021. Prior to its merger with Select Energy, Ms. Ladhani served as Chairman, President and Chief Executive Officer of Rockwater Energy Solutions, Inc., a provider of chemical solutions to the energy industry, from 2015 until November 2017, as well as in various other positions with Rockwater from its formation in 2011 until 2015, including Executive Vice President—Chemical Technologies and Chief Financial Officer. Prior to that, she served as Executive Vice President and Chief Financial Officer of Dynegy Inc., then a publicly traded independent power producer, from 2005 until 2011 and in various other positions with Dynegy from 2000 to 2005, including Chief Accounting Officer and Treasurer. She also held positions of increasing responsibility at PricewaterhouseCoopers, LLP from 1992 to 2000, including Senior Manager. Ms. Ladhani has served as a director of Marathon Oil Corporation, a publicly traded independent exploration and production company, since March 2021 and as a director of Priority Power Management, LLC, a full-service energy solutions provider, since April 2021, and she also currently serves on the Board of Trustees at Rice University. She previously served as a director of Noble Energy, Inc., a publicly traded independent exploration and production company, from 2017 through the sale of Noble in October 2020, as a director of Atlantic Power Corporation, a publicly traded independent power producer, from 2010 until 2018 and as a director of Rosetta Resources Inc., a publicly traded independent exploration and production company, from 2013 until 2015. Ms. Ladhani holds a Bachelor of Arts degree in Accounting from Baylor University and a Master of Business Administration degree from Rice University.

About Quanta Services

Quanta Services is a leading specialized contracting services company, delivering comprehensive infrastructure solutions for the utility, communications, pipeline and energy industries. Quanta’s comprehensive services include designing, installing, repairing and maintaining energy and communications infrastructure. With operations throughout the United States, Canada, Australia and select other international markets, Quanta has the manpower, resources and expertise to safely complete projects that are local, regional, national or international in scope. For more information, visit www.quantaservices.com.